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                                                                      Exhibit 23

               AUBURN NATIONAL BANCORPORATION INC AND SUBSIDIARY
                      EXHIBIT 23 - CONSENT OF ACCOUNTANTS



The Board of Directors
Auburn National Bancorporation, Inc.

We consent to the incorporation by reference in the registration statement (No. 333-03516) on Form S-3 of Auburn National Bancorporation, Inc. of our report dated February 4, 1999, relating to the consolidated balance sheets of Auburn National Bancorporation, Inc. and subsidiary as of December 31, 1998 and 1997, and the consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-KSB of Auburn National Bancorporation, Inc.




                                                       KPMG LLP


Atlanta, Georgia
March 26, 1999